Exhibit 10.42

FORBEARANCE AGREEMENT

    This Forbearance Agreement is made this 9th day of April, 2021, by and between UNIQUE FABRICATING NA, INC., a Delaware corporation (“US Borrower”), and UNIQUE-INTASCO CANADA, INC., a corporation organized under the laws of the province of British Columbia (“CA Borrower”, called together with US Borrower, the “Borrowers” and each of them referred to herein as a “Borrower”), UNIQUE FABRICATING, INC., a Delaware corporation (“Parent”), UNIQUE-CHARDAN, INC., a Delaware corporation, UNIQUE MOLDED FOAM TECHNOLOGIES, INC., a Delaware corporation, UNIQUE PRESCOTECH, INC., a Delaware corporation, UNIQUE FABRICATING REALTY, LLC a Michigan limited liability company, UNIQUE FABRICATING SOUTH, INC., a Michigan corporation, and UNIQUE-INTASCO USA, INC., a Michigan corporation (each a “Guarantor” and collectively the “Guarantors”), the financial institutions signatory hereto (individually a “Lender,” and collectively the “Lenders”), CITIZENS BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders (in such capacity, the “Agent”).

RECITALS:

Borrowers, Agent and the Lenders are party to an Amended and Restated Credit Agreement dated November 8, 2018, as amended by a Waiver and First Amendment to Credit Agreement and Loan Documents dated May 7, 2019, a Second Amendment to Credit Agreement and Loan Documents dated June 14, 2019, a Third Amendment to Credit Agreement and Loan Documents dated June 28, 2019, a Waiver and Fourth Amendment to Credit Agreement and Loan Documents dated July 16, 2019, a Fifth Amendment to Credit Agreement dated August 7, 2019, a Sixth Amendment to Credit Agreement dated April 3, 2020, and a Seventh Amendment to Credit Agreement dated April 23, 2020 and an Eight Amendment to Credit Agreement dated August 7, 2020 (as so amended, the “Credit Agreement”), pursuant to which the Lenders have made certain Loans available to the Borrowers.

The Loans and the Borrowers’ obligations under the Credit Agreement are secured by, among other documents and instruments: (i) a first priority all-assets security interest granted by the US Borrower and the Guarantors to Agent pursuant to the terms and conditions of the Security Agreement dated April 29, 2016 as affirmed by a Consent and Reaffirmation of Security Agreement dated November 8, 2018 (the “Security Agreement”); (ii) a first priority all-assets security interest granted by the CA Borrower to Agent pursuant to the terms and conditions of the Security Agreement dated April 29, 2016 as affirmed by a Consent and Reaffirmation of Security Agreement dated November 8, 2018 (the “CA Security Agreement”); and (iii) the absolute and unconditional, joint and several Continuing Agreement of Guaranty and Suretyship dated April 29, 2016 of US Borrower and Guarantors, as affirmed by a Consent and Reaffirmation of, and Amendment to, Continuing Agreement of Guaranty and Suretyship dated November 18, 2018 (collectively the “Guaranty”).

The Obligors (hereafter defined) have now Defaulted under the terms and conditions of the Loan Documents (hereafter defined), in that:

(a)    Borrowers have violated the Total Leverage Ratio as of the fiscal quarter ending December 31, 2020 set forth in Section 7.1(a) of the Credit Agreement, and Borrowers anticipate violating Total Leverage Ratio as of the fiscal quarter ending March 31, 2021; and

(b)    Borrowers have violated the Debt Service Coverage Ratio as of fiscal quarter ending December 31, 2020 set forth in Section 7.1(b) of the Credit Agreement, and Borrowers anticipate violating the Debt Service Coverage Ratio as of fiscal quarter ending March 31, 2021; and

(c)    US Borrower has violated the Minimum Consolidated EBITDA covenant as of fiscal quarter ending December 31, 2020 set forth in Section 7.1(d) of the Credit Agreement, and US Borrower anticipates violating the Minimum Consolidated EBITDA covenant as of fiscal quarter ending March 31, 2021.

The defaults described in (a) through (c), above, along with any defaults relating to the US
Borrower restating its financial statements for March 31, 2020, June 30, 2020, and September
30, 2020, are collectively, the “Specified Defaults”. Specific enumeration of the aforesaid Specified Defaults shall not be interpreted as a waiver of any other Default or Event of Default that may exist under the Loan Documents.

As a result of the Specified Defaults the Agent is entitled to exercise its rights and remedies under the Loan Documents, including but not limited to, accelerating the due date of each of the Loans, commencing litigation against the Guarantors to collect the Loans, or exercising its rights with respect to any security for repayment of the Loans. The Obligors have requested that the Agent and Lenders forbear on a limited basis from exercising their rights as a result of the Specified Defaults in order to permit the Obligors time to arrange for addressing the Specified Defaults. Agent and Lenders are willing to continue to forbear from exercising certain of its rights and remedies for the Forbearance Period (hereinafter defined), except as otherwise provided herein, and on the terms and conditions specified herein.

    NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged the Obligors, Agent and Lenders hereby agree as follows:

1.    RECITALS. The foregoing recitals of facts are true and accurate and are incorporated into this Agreement and shall form a part of it. Capitalized terms used herein, but not defined herein, shall have the meaning ascribed to them in the Credit Agreement.

2.    CERTAIN DEFINITIONS. The following terms shall have the following meanings:

(a)    “Loan Documents” shall mean this Agreement, the Credit Agreement, the Notes evidencing the Loans, the US Security Agreement, the CA Security Agreement, the Guaranty and any other documents executed and delivered by any Obligor in connection with the Loan relationships between the Obligors and the Bank.

(b)    “Obligors” means the Borrowers, Guarantors and any other party now or hereafter liable for payment of all or part of the Indebtedness.

3.    PRECONDITIONS TO EFFECTIVENESS OF AGREEMENT. The effectiveness of the terms and provisions of this Agreement shall be subject to:

(a)    the receipt by the Agent of each of the following, in form and substance satisfactory to the Agent:

(i)    an original of this Agreement, duly authorized, executed and delivered by each of the Obligors;

(ii)    a certificate from an authorized officer of each Obligor that is not a natural person certifying, among other things, that attached are true and correct copies of: (i) a resolution of each Obligor authorizing the execution, delivery and performance of this Agreement, and the other documents and certificates to be delivered in connection herewith and (ii) the names, incumbency and certified signatures of those persons authorized on behalf of each Obligor to sign this Agreement and the other documents and certificates to be delivered in connection herewith;

(iii)    Obligors’ payment of all outstanding attorneys’ fees and expenses of counsel and financial advisors for the Agent and Lenders and all other fees and expenses payable pursuant to the Credit Agreement including, without limitation, appraisal or Collateral audit fees incurred by the Agent and Lenders;

(iv)    Payment by the Obligors of any and all interest accrued but unpaid on the Loan, if any, any unpaid regularly scheduled principal payments required under the Loan Documents, if any, and the Forbearance Fee due under this Agreement;

(v)    all financial information and financial reports due pursuant to the terms of the Loan Documents or Section 12 of this Agreement, or otherwise requested by the Lender in connection with the negotiation and preparation of this Agreement;

(vi)    confirmation and, if necessary, grant and perfection of all liens required pursuant to the Loan Documents and this Agreement; and

(vii)    a written status report of all claims (including warranty claims asserted by customers) or litigation involving any Obligor, including, tribunal where the matter is pending, procedural posture of the matter, pending motions, outstanding discovery, key dates in the matter, expected rulings and potential loss exposure of the Obligor involved.

(b)    The occurrence of no other Default under the Loan Documents (other than the Specified Defaults);

4.    ACKNOWLEDGMENT OF DEFAULT/OBLIGATIONS. Obligors hereby acknowledge, agree and confirm that they are in default of their obligations under the Loan Documents as a result of the Specified Defaults. Obligors further hereby acknowledge, confirm and agree that as of the close of business on April 6, 2021 Obligors are indebted to the Lenders in respect of the Loans, as follows:

(a)    With respect to the Revolving Credit, the outstanding principal amount of Fourteen Million One Hundred Thousand and 00/100 ($14,100,000.00) Dollars, plus accrued and unpaid interest in the amount of Thirty Thousand Eight Hundred Fifteen and 64/100 ($30,815.64) Dollars; and

(b)    With respect to the US Term Loan, the outstanding principal amount of Twenty-Two Million Four Hundred Eighty-Seven Thousand Five Hundred and 00/100 ($22,487,500.00) Dollars, plus accrued and unpaid interest in the amount of Nineteen Thousand Six Hundred Seventy-Six and 56/100 ($19,676.56) Dollars; and

(c)    With respect to the CA Term Loan, the outstanding principal amount of Eight Million Six Hundred Twenty-Five Thousand and 00/100 ($8,625,000.00) Dollars, plus accrued and unpaid interest in the amount of Seven Thousand Five Hundred Forty-Six and 88/100 ($7,546.88) Dollars; and

(d)    With respect to the CAPEX Loan, the outstanding principal amount of One Million One Hundred Seventy Thousand and 01/100 ($1,170,000.01) Dollars, plus accrued and unpaid interest in the amount of One Thousand Twenty-Three and 75/100 ($1,023.75) Dollars; and

(e)    With respect to the Swing Line Loan, the outstanding principal amount of Two Million Nine Hundred Ninety-Two Thousand Two Hundred Ninety-Seven and 26/100 ($2,992,297.26) Dollars, plus accrued and unpaid interest in the amount of Two Thousand Six Hundred Eighteen and 26/100 ($2,618.26) Dollars.

5.    ADVANCES.

(a)    The Obligors acknowledge and agree that as a result of the Specified Defaults Lenders’ have no further obligation to make any Advances of the Revolving Credit. Notwithstanding Lenders’ right to cease Revolving Credit Advances, the Lenders will make Advances of the Revolving Credit during the Forbearance Period, subject to satisfaction of the terms and conditions to make a Revolving Credit Advance contained in the Credit Agreement (other than the Specified Defaults).

(b)    As a result of the Specified Defaults, the Obligors acknowledge and agree that US Borrower is no longer entitled to Swing Line Loan Advances, and the Swing Line Lender is under no obligation to make any such Advances whether pursuant to a request for an Advance or pursuant to the “Sweep to Loan” automated system for obtaining Swing Line Advances. Notwithstanding the Swing Line Lender’s right to cease Swing Line Loan Advances, the Swing Line Lender will make Advances of the Swing Line Loan during the Forbearance Period, including pursuant to the “Sweep to Loan” automated system, subject to satisfaction of the terms and conditions to make a Swing Line Loan Advance contained in the Credit Agreement (other than the Specified Defaults).

6.    ACKNOWLEDGMENT OF SECURITY INTERESTS. Each of the Obligors hereby acknowledge, confirm and agree that the Agent has and shall continue to have valid, enforceable and perfected first-priority liens upon and security interests in the Collateral securing the Loans heretofore granted to the Agent pursuant to the Loan Documents or otherwise granted to or held by Agent or Lenders.

7.    BINDING EFFECT OF DOCUMENTS. Each Obligor hereby acknowledges, confirms and agrees that: (a) each of the Loan Documents to which it is a party has been duly executed and delivered to the Agent or Lenders, as applicable by Obligors, and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Obligors contained in such documents and in this Agreement constitute the legal, valid and binding obligations of Obligors, enforceable against them in accordance with their respective terms, and Obligors have no valid defense to the enforcement of such obligations, and (c) the Agent and Lenders are and shall be entitled to the rights, remedies and benefits provided for in the Loan Documents and applicable law.

8.    ACKNOWLEDGMENT RESERVATION OF RIGHTS. Obligors hereby acknowledge that the Agent, on behalf of the Lenders is free to exercise its rights and remedies under the Loan Documents, applicable law or otherwise including acceleration of the Indebtedness as all such Indebtedness is payable on demand or subject to acceleration by reason of the Specified Defaults. The Lenders have not waived, presently do not intend to waive and may never waive any or all remedies or prior acceleration and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver, but the Agent and Lenders agree to forbear during the Forbearance Period from exercising their rights and remedies as a result of the Specified Defaults so long as Obligors observe and perform each and every term, covenant and condition of this Agreement.

9.    FORBEARANCE. In reliance upon the representations, warranties and covenants of each of the Obligors contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, the Agent and Lenders agree to forbear from enforcing their rights and seeking to collect payment of the Indebtedness or disposing of the Collateral under the Loan Documents or applicable law by reason of the Specified Defaults for a period of time (the “Forbearance Period”) commencing on the date hereof through and including 5:00 p.m. (Eastern Time) on June 15, 2021. Upon expiration or the earlier termination of the Forbearance Period, Agent’s and Lenders’ agreement to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit the Agent on behalf of the Lenders to exercise all rights and remedies immediately, without any further notice, passage of time or forbearance of any kind including, without limitation, the right to institute, continue or consummate proceedings against the Collateral under the Uniform Commercial Code or otherwise, effect set off of any funds held in deposit accounts and to exercise any and all of the Agent’s and Lenders’ rights and remedies available to them under the Loan Documents or this Agreement, at law, in equity, or otherwise, without further notice, opportunity to cure, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to foreclose, notice of sale, notice of protest or other formalities of any kind, all of which, including but not limited to notice and cure periods as set forth in the Credit Agreement, are hereby expressly waived by the Obligors.

10.    NO OTHER WAIVERS; RESERVATION OF RIGHTS.

(a)    In consideration of the accommodations made in this Agreement Obligors represent to and agree with Agent and Lenders that (i) the Indebtedness is due to Lenders without setoff, defense or counterclaim at law or in equity, of any kind or nature, or to the extent that any of the Obligors believe that they have any such defense, set-off or counterclaim, they have agreed to, and do hereby, waive each and every such defense, set-off or counterclaim, nor have they assigned any of same, (ii) that any potential defenses, counterclaims and setoffs have been freely waived, with full knowledge of all facts and circumstances underlying same; (iii) Agent and the Lenders have fully performed all of their obligations under the Loan Documents; (iv) Agent and Lenders have no obligation to forbear from enforcing their rights and remedies available upon default; (v) any future loans or forbearance will be extended in the sole discretion of Lenders; (vi) neither Agent nor any Lender has made any representations of any kind or nature that funding in any amount will continue, or that forbearance by the Agent and Lenders will be extended beyond the date set forth herein; (vii) the actions taken by the Agent and each Lender to date in furtherance of the Loan Documents have been reasonable and appropriate under the circumstances, have not violated any of Obligors’ rights, and were within the rights of Agent and Lenders thereunder; and (viii) the Agent and Lenders have neither violated any of the terms or conditions of any Loan Documents, nor made any representations or commitments, oral or written, or undertaken any obligations to Obligors other than as set forth in the Loan Documents or this Agreement.

(b)    The Agent and Lenders have not waived, are not by this Agreement waiving, and have no intention of waiving, any default under the Loan Documents which may be continuing on the date hereof or any such default which may occur after the date hereof (whether the same or similar to the Specified Defaults and Agent and Lenders have not agreed to forbear with respect to any of their rights or remedies concerning any such default (other than, during the Forbearance Period, the Specified Defaults, to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof.

(c)    Subject to Section 9 above (solely with respect to the Specified Defaults), Agent and Lenders reserve the right, in their discretion, to exercise any or all of its rights and remedies under the Loan Documents, and applicable law as a result of any Event of Default which may be continuing on the date hereof or any Event of Default which may occur after the date hereof, and Agent and the Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on their part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies all such rights having been reserved.

(d)    Without limiting the generality of the foregoing, Obligors will not claim that any prior action or course of conduct by the Agent or any Lender constitutes an agreement or obligation to continue such action or course of conduct in the future. Obligors acknowledge that the Lenders have made no commitment to make further loans to Obligors and Obligors acknowledge the Indebtedness shall be paid in full and all obligations satisfied prior to the end of the Forbearance Period.

(e)    Except as otherwise specifically provided herein, nothing in this Agreement shall be construed as an amendment to any Loan Document. The Loan Documents are in full force and effect, and shall remain in full force and effect unless and until an agreement modifying any Loan Document is executed and delivered by the applicable parties, and then only to the extent such agreement actually modifies such documents.

11.    FINANCIAL ADVISOR. Counsel for the Agent and Lenders shall engage Conway, MacKenzie, LLC (the “Financial Advisor”) as a financial consultant to counsel to assist counsel with its representation of the Agent and Lenders. The fees and expenses of the Financial Advisor shall be a reimbursable out-of-pocket expense of counsel and the Lenders and payable by the Obligors in accordance with the Credit Agreement and Section 21(b) of this Agreement.

(a)    Obligors and the Lenders acknowledge that Obligors have previously engaged the Financial Advisor to perform services for the Obligors. Obligors consent to Financial Advisor’s assisting counsel’s representation of the Agent and Lenders, and Obligors waive any conflict of interest regarding Financial Advisor or its involvement in representation of the Lenders, notwithstanding Financial Advisor’s prior engagement by Obligors. In that regard, Obligors understand, acknowledge and confirm: (i) Financial Advisor will owe its duties to counsel for the Agent and Lenders and the Lenders; (ii) Financial Advisor may be called upon to testify as a witness in any proceedings between Obligors and the Agent or Lenders and may testify in any such proceedings; (iii) Financial Advisor is not obligated to disclose any of its analysis, work papers, memos or other work product created or generated as part of its engagement by counsel, all of which are protected from disclosure by the attorney work product doctrine; and (iv) any communications between counsel, Financial Advisor and/or the Lenders are likewise protected from disclosure attorney-client privilege or the attorney work product doctrine.

(b)    Without limiting Obligors’ agreements in Section 12(k) below, Obligors shall grant Financial Advisor and its employees and contractors full access to the Obligors’ books, records, business operations, management information system, personnel, premises, properties and outside auditors and consultants of any of them (and any reports and findings of the Obligors’ own consultants, including Financial Advisor prior reports and findings) at such times as Financial Advisor shall request. In addition, each Credit Party will make its financial and other appropriate officers or consultants available to Financial Advisor to discuss the information delivered Financial Advisor and any questions Financial Advisor may have. Financial Advisor shall have the right to enter and inspect any of the offices, factories, and plants of the Credit Parties: (i) to examine or inspect any of the Collateral, including, without limitation, properties, books and records or extracts therefrom and make copies therefrom, (ii) to discuss the finances and accounts thereof with anyone acting on behalf of the Credit Parties, and (iii) for such other purposes as Financial Advisor determines are necessary to carry out its mandate to assist with our representation of the Lenders and Agent.

12.    REPRESENTATIONS, WARRANTIES AND COVENANTS. Obligors hereby represent, warrant and covenant with and to the Agent and Lenders (except as otherwise indicated) as follows:

(a)    Other than any representations and warranties with respect to the Specified Defaults, each of the representations and warranties made by or on behalf of any Obligor to the Agent and Lenders in any of the Loan Documents was true and correct when made and in all material respects (except any representation regarding the Specified Defaults).

(b)    Each Obligor that is not a natural a natural person is duly formed, organized, validly existing under the laws of its jurisdiction of organization, and is in good standing under the laws of its jurisdiction of organization. The execution of this Agreement has been authorized by all necessary company authorizations. The execution, delivery, and performance of this Agreement by the Obligors does not breach, conflict with, violate or contravene: (i) such Obligors organizational documents; (ii) any agreement, instrument, document, or indenture to which any Obligor is a party or by which they or their property is bound; (iii) any applicable law; or (iv) any judgment, writ, or order directed to any Obligor or by which any Obligor may be bound. All the Obligors have the capacity, right, power, and authority to execute this Agreement and to perform their respective obligations hereunder and to consummate the transaction described herein contemplated by this Agreement including the execution and delivery of all documentation required by this Agreement.

(c)    The execution and delivery and performance of this Agreement by each Obligor will not result in, or require, the creation or imposition of any lien on any of its or their properties or revenues or give rise to any rights in any third party.

(d)    The parties hereto acknowledge, confirm and agree that any misrepresentation by any Obligor or any failure of any Obligor to comply with the covenants, conditions and agreements contained in any Loan Documents, herein or in any other agreement, document or instrument at any time executed and/or delivered by any Obligor with, to or in favor of the Agent or Lender shall constitute a Forbearance Termination Event hereunder. In the event any person, other than the Agent or Lenders, shall at any time exercise for any reason (including by reason of the Specified Defaults, any other present or future default, or otherwise) any of its rights or remedies against any Obligor or against such Obligor’s properties or assets, such event shall constitute a Forbearance Termination Event hereunder.

(e)    In addition to the present reporting obligations under the Loan Documents, during the Forbearance Period, commencing with the week ending Friday, April 2, 2021 and on each Friday of each successive week thereafter, the Obligors shall provide to the Agent (i) a 13 week cash flow projections for the Borrowers (the “Cash Flow Projections”) covering the following 13 week period, said cash flow projections shall be prepared in a manner and form acceptable to Agent, on a consistent basis and include therewith a comparison of actual cash flow versus the projected cash flow for the immediately preceding week; and such additional financial information as the Agent may request.

(f)    During the Forbearance Period, Obligors shall continue to observe and perform each and every term, covenant and condition of the Loan Documents and failure to do so shall constitute a Forbearance Termination Event.

(g)    During the Forbearance Period and notwithstanding any provision of the Loan Documents requiring demand be made prior to standstill, the Obligors shall not make any payment, transfer or distribution out of the ordinary course of business without the prior written consent of the Lenders, nor shall Obligors make any payments (including salary or other compensation) or distributions to or for the benefit of any member, owner, or director, other than normal and customary employment salaries which do not exceed sums paid for similar positions in Borrowers’ market place and reimbursement of de minimis ordinary and necessary business expenses. Absent the prior written consent of the Lenders, the Obligors shall not make any payment, transfer or distribution to acquire illiquid assets other than ordinary course capital expenditures.

(h)    During the Forbearance Period Obligors shall not make any Management Fee payments to Taglich.

(i)    Obligors hereby consent to direct communication between any of their agents and Lenders and the Lenders’ agents (including counsel and the Financial Advisor) without the further consent of the Obligors. Obligors agree that they will instruct their agents to fully cooperate with the Agent, Lenders and their agents and advisors.

(j)    Each of the Obligors hereby covenants, represents and warrants that so long as any Indebtedness remains unsatisfied, none of the Obligors shall, without the prior consent of the Bank, transfer, convey, or otherwise dispose of or direct disposition of any Collateral (other than in the ordinary course of business), nor shall any Obligor incur, assume or suffer or cause to exist any lien or charge or other encumbrance upon Collateral except for liens or charges arising pursuant to the Credit Agreement.

(k)    Obligors shall grant the Agent and its agents, including Financial Advisor, full access to Obligors’ books, records, business operations, management information system, personnel, premises, properties and outside auditors and consultants of any of the Obligors (and any reports and findings of the Obligors’ own consultants) at such time during business hours and at such locations as the Agent shall request. Without limiting the generality of the foregoing, Obligors will provide to the Agent or its designated representatives copies of leases, operating statements, documentation concerning service agreements and contracts for the Obligors’ business operations and any correspondence received by any Obligor, or sent from any Obligor to, any governmental authority, insurance company, or other person concerning the Obligors’ business operations. In addition, each Obligor will make its financial and other appropriate officers and consultants available to the Agent and, if applicable, the Agents’ advisors, to discuss the information in any reports delivered to the Agent and any questions the Agent may have. Agent (and anyone acting on its behalf) shall have the right, without the prior occurrence of an Default or a Forbearance Termination Event, at such times and as often as the Agent may request, at the sole cost of the Obligors, to enter and inspect any of the offices, factories, and plants of any Obligor: (i) to examine or inspect any of the Collateral, including, without limitation, properties, books and records or extracts therefrom and make copies therefrom, (ii) to discuss the finances and accounts thereof with anyone acting on behalf of the Obligors, (iii) to make random Collateral checks, (iv) to make random cash reconciliation audits and (v) for such other purposes as the Agent determines are necessary to the preservation, administration or protection of its rights and remedies under the Loan Documents, the fees and expenses associated therewith shall be paid by the Obligors and if not paid shall constitute Indebtedness of the Obligors to the Lenders under the Loan Documents. The Obligors covenant and agree to take such further action as may be requested by the Agent from time to time to facilitate the collection and recovery of the Loans.

(l)    During the Forbearance Period Obligors covenant and agree to cooperate with the Agent and its advisors and to provide best efforts in undertaking all obligations under this Agreement.

(m)    Obligors covenant and agree: (i) the income, revenues, accounts, receipts, issues, and profits, and other payments, whether now existing or hereafter arising under or generated by the Obligors’ business operations (the “Proceeds”) are and shall be deemed to be “Cash Collateral” under Section 363 of Title 11 of the United States Code, as amended (the "Bankruptcy Code") in the event that any Obligor files a voluntary petition in bankruptcy or is made subject to any involuntary bankruptcy proceeding; (ii) such Obligor may not use the Cash Collateral without the consent of the Lenders and/or an order of any bankruptcy court, pursuant to Section 363(b)(2) of the Bankruptcy Code; (iii) such Obligor waives any right it may have to assert that Agent’s security interest in the Proceeds does not constitute Cash Collateral; (iv) no consent by the Lenders to the use of Cash Collateral by such Obligor shall be deemed to constitute the Lenders’ or Agent’s approval of the purpose for which such Cash Collateral was expended; (v) if it is determined that any of the rights granted the Agent or Lender’s pursuant to the Loan Documents constitute a security interest in or lien against the Proceeds, such shall be deemed perfected, "choate," and enforced, without the necessity of filing any documents or commencing any proceeding otherwise required under non-bankruptcy law for the perfection or enforcement of security interests, with such perfection and enforcement being binding upon any Obligor and any subsequently appointed trustee in any case under the Bankruptcy Code.

(n)    Obligors shall promptly inform Agent of the occurrence of any Forbearance Termination or other Default under the terms of the Loan Documents or of any pending litigation or other proceedings before any governmental body or agency which could have a material adverse effect upon any Obligor’s business, properties, financial condition or ability to comply with their obligations to the Lenders.

(o)    The Obligors shall execute and deliver to Agent any and all documents as the Agent may require insuring the perfection and priority of its liens and security interests in all security for the repayment of the Indebtedness.

(p)    No Obligor has filed a petition in any case, action, or proceeding under the Bankruptcy Code or any similar state law; no petition in any case, action, or proceeding under the Bankruptcy Code or any similar state law has been filed against any Obligor; and no Obligor has made an assignment for the benefit of creditors or consented to an appointment of a receiver or trustee of all or a material part of their property. The transaction contemplated herein is not a preference, voidable transfer, fraudulent conveyance, or otherwise in violation of the Bankruptcy Code or any other similar state or federal law.

(q)    No Obligor has received any written notice of any, nor is there any, pending or, to the best of Obligors’ knowledge any threatened, litigation or administrative proceeding involving in any manner the ownership, leasing, operation, management, use, or maintenance of Obligors’ business or this transaction.

(r)    No authorization or approval of any governmental authority is required to be obtained by Obligors in connection with their execution, delivery, and performance of this Agreement.

(s)    Borrowers have filed all tax returns that are required by federal, state or other law to be filed prior to the date hereof and have paid all income, franchise, sales, use, employment, and property taxes that have become due.

(t)    Except for information provided in connection with the Specified Defaults, all financial data and information which has been or shall hereafter be furnished to Agent fully and fairly presents the financial condition of the Obligors. Financial reports provided to Agent pursuant to this Agreement have been and/or shall be prepared in accordance with GAAP.

(u)    As of the date hereof, no representation or warranty of the Obligors contained in this Agreement or in support of this Agreement furnished to the Agent or Lenders by or on their behalf with respect to the business, operations, property or assets of the Obligors, property or assets acquired by any of them, or their business prospects or condition (financial or otherwise) for use in connection with the transactions contemplated by this Agreement, knowingly contain any untrue statement of a material fact or omits to state a material fact at the time such representation or warranty was made to the Agent or Lenders (known to them in the case of any document which they did not furnish) necessary in order to make the statements contained herein or therein not misleading.

13.    FORBEARANCE TERMINATION. The Obligors, without further notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following (each a “Forbearance Termination Event”):

(a)    Expiration of the Forbearance Period without payment of the Indebtedness or Obligors’ failure to observe and perform each and every other term, covenant and condition of this Agreement and the other Loan Documents from and after the date hereof, or a Forbearance Termination event noted elsewhere in this Agreement.

(b)    Failure to make payment of any amount due and owing which is required to be made under the terms of this Agreement.

(c)    Any written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Agent or Lenders or otherwise made by or for any Obligor to the Agent shall be materially false when made or at any time thereafter, if any financial data or any other information now or hereafter furnished to the Agent by or on behalf of any Obligor shall prove to be knowingly materially false, inaccurate or misleading when made.

(d)    Default, however defined, under any of the Loan Documents other than this Agreement.

14.    RELEASE.

(a)    In consideration of Agent’s and Lenders’ agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Obligors, on behalf of themselves and each of their officers, employees, present and former shareholders, attorneys, agents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, anyone acting on their behalf and other legal representatives (collectively referred to hereinafter as the “Releasors”), hereby absolutely, unconditionally and irrevocably release, remise and forever discharge Agent, each Lender and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, advisors, employees, agents and other representatives (collectively hereinafter referred to as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any or all of the Releasors may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, the other Loan Documents, any of the Mortgage Documents or this Agreement or transactions thereunder or related thereto.

(b)    Obligors understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)    Obligors agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

15.    COVENANT NOT TO SUE. Releasors hereby absolutely, unconditionally and irrevocably, covenant and agree with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Obligors pursuant to Section 14 above. If any or all of the Releasors violate the foregoing covenant, each Obligor and each of their successors, assigns and legal representatives, agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

16.    INDEMNIFICATION. Each Obligor agrees to indemnify and hold Agent and each Lender and each of their directors, officers, employees, agents (including attorneys and other professionals providing advice in connection herewith) and Affiliates (each, an “Indemnified Person”) harmless from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the each of the Obligors, as and when incurred and upon demand.

17.    WAIVER OF AUTOMATIC STAY. Obligors hereby agree that, in consideration of the recitals and mutual covenants contained in this Agreement, and for good and other valuable consideration, including Agent’s and the Lenders’ forbearance from exercising their rights and remedies otherwise presently available to it under the Loan Documents by reason of Borrowers’ Specified Defaults thereunder, the receipt and sufficiency of which are hereby acknowledged, in the event that any of the Obligor shall (i) file with a bankruptcy court of competent jurisdiction or be the subject of any petition under Title 11 of the U.S. Code, as amended, (ii) be the subject of any order for relief issued under such Title 11 of the U.S. Code, as amended, (iii) file or be the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any trustee, receiver, conservator or liquidator, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against any Obligor for any reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency or relief for debtors, the Agent and Lenders shall thereupon be entitled to relief from any automatic stay imposed by Section 362 of Title 11 of the U.S. Code, as amended, or otherwise, on or against the exercise of the rights and remedies otherwise available to Agent and Lenders as provided in this Agreement and the Loan Documents. Obligors further waive any right they may have to move in such proceedings to extend the exclusive period to file a plan or have a plan accepted, unless Agent and the Lenders have been granted relief from the stay and all applicable appeal periods have expired and no appeal has been filed.

18.    REAFFIRMATION OF GUARANTY. Each of the Obligors reaffirms and ratifies its respective obligations under the Guaranty of the Loans executed and delivered by any Obligor, all of which remain in full force and effect, consents to the execution and delivery of this Agreement, and agrees and acknowledges that its Guaranty liability shall not be diminished in any way by the execution and delivery of this Agreement or by the consummation of any of the transactions contemplated herein.

19.    PAYMENTS OR DOCUMENTS VOIDED.

(a)    In the event that any payment or transfer to Agent or any Lender provided by this Agreement or pursuant to the Loan Documents is later avoided, or any document or other instrument given to Agent according to the terms of this Agreement is ever rendered void or rescinded or any of the Loans or Loan Documents are voided or rescinded, pursuant to either state or federal law, then the Agent or the Lenders may (in their sole discretion) elect to have this Agreement and any lien or other collateral releases, guaranty releases, and other documents delivered in connection herewith become null and void and of no force and effect and in such an event Agent and Lenders shall have the right and power to collect the entire Indebtedness, including all principal and interest, evidenced by the Loan Documents which would have accrued if this Agreement had not been executed and seek enforcement of its liens and such other provisions of the Loan Documents as the Agent or Lenders shall elect. Further, in such event, the Obligors shall execute any and all documents deemed necessary by Agent to restore Agent and the Lenders to their status prior to the execution of this Agreement. Upon such avoidance or rescission, Agent shall, in addition to all of its rights and remedies allowed by applicable law, be entitled at its option to declare any lien release provided hereunder null and void, and all claims of Lenders relating to the Indebtedness and the Loan Documents shall be revived in accordance with their original terms. No termination of any lien releases provided pursuant to this Agreement shall cause the releases or covenants of any of the Obligors contained in this Agreement to terminate.

(b)    Notwithstanding anything herein to the contrary, if a claim is made upon the Agent or any Lender, or any subsequent transferee from any Lender or Agent (collectively referred to as the “Transferee”), for repayment or recovery of any amount(s) or property or its equivalent received by any of them pursuant to this Agreement and, if, resulting from such claim, Agent or any Lender pays all or part of said amount or redelivers property or its equivalent to any of the Obligors, or anyone authorized by law to act on behalf of any of them (collectively the “Transferor”) by reason of (a) any judgment, decree or order of any court or administrative body, or (b) any settlement or compromise of any such claim effected by the Transferee, then, in any such event, the Transferor agrees that: (i) any such judgment, decree, order, settlement or compromise shall be binding upon it/them, (ii) the Transferor shall be and remain liable to the Transferee for: (x) any and all damages available to the Transferee under the Loans, the Loan Documents including, without limitation the Credit Agreement, and or this Agreement, plus (y) all amounts so repaid or recovered, to the same extent as if such amount had never originally been received by the Transferee, and (iii) at the Agent’s election (such election being in the sole discretion of the Agent) any partial lien release contemplated by Agent by this Agreement, if any, shall be of no force and effect. The provisions of this paragraph shall survive and continue in effect, notwithstanding any payment of any or all of the amounts, or the transfer or release of any property pursuant to this Agreement.

20.    LENDERS’ REMEDIES. Upon: (i) the Expiration of the Forbearance Period; or (ii) Obligor’s failure to observe and perform each and every other term, covenant and condition of this Agreement and the other Loan Documents from and after the date of this Agreement, Lenders and Agent shall have the option, at their sole discretion, of exercising any of the their rights and remedies under the Loan Documents, including, but not limited to, instituting litigation against any of the Obligors to collect the outstanding balance of the Loan. All of the rights and remedies under this Agreement and the other Loan Documents shall be cumulative and non-exclusive, to the extent permitted by law, and may be exercised successively, concurrently or in any order as Lenders or Agent shall elect.

21.    FEES AND EXPENSES.

(a)    As consideration for the Lenders’ agreements to forebear contained herein, the Obligors shall pay to Agent for the ratable benefit of the Lenders a fee in the amount of ten (10) basis points of the Commitment plus the Swing Line Commitment, to wit: Sixty-Five Thousand Nine Hundred Eighty-Two and 50/100 ($65,982.50) Dollars (the “Forbearance Fee”), which fee is deemed earned, and when paid is non-refundable. The Forbearance Fee shall be paid simultaneously with the execution of this Agreement.

(b)    As additional consideration for the Lenders’ agreement to forebear contained herein, the Obligors absolutely and unconditionally agree to reimburse the Agent and Lenders, on demand at any time and as often as the occasion therefore may require, whether or not all or any of the transactions contemplated by this Agreement are consummated, all fees, costs, expenses and disbursements of the Agent or Lenders and any counsel, appraiser or financial consultant to any of them, if any, including the internally allocated cost of in-house counsel, in connection with the preparation, negotiation, execution, or delivery of this Agreement and administration of the Loans and any agreements delivered in connection with the transactions contemplated hereby and expenses which shall at any time be incurred or sustained by Agent or Lenders as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement or the administration of the Loan and the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement, any of the Loan Documents and any agreements prepared, negotiated, executed or delivered in connection with the transactions contemplated hereby. Such fees and expenses shall constitute additional Indebtedness under the Loan Documents until paid notwithstanding any failure by the Obligors to comply with any other term of this Agreement. Upon the occurrence of a Forbearance Termination Event any and all unpaid portions of the Forbearance Fee and unreimbursed expenses outstanding shall be paid forthwith by the Obligors.

22.    MISCELLANEOUS.

(a)    Effect of this Agreement. This Agreement and the Loan Documents constitute and embody the entire agreement between the parties as to the Loans and the temporary forbearance contemplated by this Agreement. Except as specifically set forth herein, no changes or modifications to the Loan Documents are intended or implied. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement shall control. The parties acknowledge and agree that there are no agreements, understandings, warranties or representations among and between the parties except as set forth in this Agreement and the Loan Documents

(b)    Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

(c)    Binding Effect. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. Neither Borrowers nor any Guarantor shall assign any interest in this Agreement.

(d)    Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by the Agent or any Lender or any closing shall affect the representations and warranties or the right of the Agent and Lenders to rely upon them.

(e)    Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement.

(f)    Time of Essence. Time is of the essence with respect to Obligors’ obligations under this Agreement.

(g)    Reviewed by Attorneys. Each Obligor represents and warrants to the Lenders that it (a) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (b) has been afforded an opportunity to have this Agreement reviewed by, and to discuss this Agreement and any documents executed in connection herewith with, such attorneys and other persons as Obligors may wish, and (c) has entered into this Agreement and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind. The parties hereto acknowledge and agree that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

(h)    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN, WITHOUT REFERENCE TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

(i)    Consent to Jurisdiction and Venue. Each of the Obligors hereby irrevocably consent to the personal jurisdiction and venue of the state and federal courts located in Wayne County, Michigan, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement or the Loan Documents, any rights or obligations hereunder, or the performance of such rights and obligations. Nothing in this Section shall affect the right of the Agent to serve legal process in any other manner permitted by applicable law or affect the right of the Agent to bring any action or proceeding against the any of the Obligors or their properties in the courts of any other jurisdictions. Additionally, each of the Obligors, if elected by the Agent or Lenders as a remedy upon the occurrence of a Forbearance Termination Event, consent to and will refrain from interfering with the appointment of a Receiver to administer and operate any of the Obligors or any of their properties or assets.

(j)    Waiver of Jury Trial. EACH OF THE OBLIGORS, AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, AND AFTER AN OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, (A) WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, THE INDEBTEDNESS, ALL MATTERS CONTEMPLATED HEREBY AND DOCUMENTS EXECUTED IN CONNECTION HEREWITH AND (B) AGREE NOT TO SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE, OR HAS NOT BEEN WAIVED. EACH OF THE OBLIGORS CERTIFIES THAT NEITHER AGENT NOR ANY LENDER NOR ANY OF THEIR REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT AGENT OR LENDERS WOULD NOT IN THE EVENT OF ANY SUCH PROCEEDING SEEK TO ENFORCE THIS WAIVER OR RIGHT TO TRIAL BY JURY.

(k)    Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Agent to accept electronic signature counterparts in any form or format and (y) Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to this Agreement or any document signed in connection with this Agreement and the parties hereto agree to promptly deliver such manually executed counterpart signature pages.

(l)    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or sent by electronic communication (including e mail and Internet or intranet websites) to the parties’ addresses set forth below. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing sentence of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the foregoing, electronic communications shall not apply to notices to the Bank if the Bank has notified the Obligors that it is incapable of receiving electronic communication. All notices required to be made under this Agreement or the Loan Documents to Obligors shall be made to the address set forth in the Credit Agreement. Notices to the Agent shall be sent to:

Restructuring Management Group
28 State Street
Mail Code: MS 2405
Boston, MA 02109
Email address: Chelsea.Brophy@citizensbank.com

Attention: Chelsea Brophy, Assistant Vice President

(m)    Amendments. No change, addition to, amendment or modification of the terms of this Agreement shall be effective unless reduced to writing and executed by all the parties hereto.

(n)    Other Agreements. The parties understand and agree (i) that the consideration for this Agreement is contractual and not a mere recital, (ii) that neither this Agreement, nor any part thereof, shall be used or construed as an admission of liability on the part of the Agent or Lenders and that this Agreement shall not be admissible in any proceeding or cause of action as an admission of liability by the Agent or any Lender, and (iii) that this Agreement is knowing and voluntary and is executed without reliance on any statement or representation by the Agent or any Lender concerning the nature or extent of any claims, damages or legal liability therefore.

(Balance of Page Intentionally Blank)

IN WITNESS WHEREOF, the Obligors and Lenders have executed this Forbearance Agreement as of the day and year first-above written.

BORROWERS:

UNIQUE FABRICATING NA, INC.

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-INTASCO CANADA, INC.

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

“Borrowers”

UNIQUE FABRICATING, INC., a Delaware corporation

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-CHARDAN, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE MOLDED FOAM TECHNOLOGIES, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE PRESCOTECH, INC., a Delaware corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE FABRICATING REALTY, LLC a Michigan limited liability company,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE FABRICATING SOUTH, INC., a Michigan corporation,

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

UNIQUE-INTASCO USA, INC., a Michigan corporation

By:    /s/ Byrd Douglas Cain III
    Byrd Douglas Cain III
Title:    President

“Guarantors”

(Signatures Continued on Next Page)

IN WITNESS WHEREOF, the Obligors and the Bank have executed this Forbearance Agreement as of the day and year first-above written.

CITIZENS BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:    /s/ Chelsea Brophy
    Chelsea Brophy
Its:    Assistant Vice President

COMERICA BANK,
as Lender

By:    /s/ Paul G. Russo
    Paul G. Russo
Its:    Vice President

FLAGSTAR BANK, FSB,
as Lender

By:    /s/ Kathryn Pothier-Hilt
    Kathryn Pothier-Hilt
Its:    First Vice President

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:    /s/ Michael Dolson
    Michael Dolson
Its:    Senior Vice President